Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-44922, 333-88360, 333-112738, 333-117058 and 333-143945) of our report dated February 6, 2012 with respect to the consolidated financial statements of Eyak Technology, LLC and Subsidiary included in the Annual Report of GTSI Corp. (Form 10-K) for the year ended December 31, 2011.

/s/ Aronson LLC

Rockville, Maryland

March 29, 2012